Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Announces Approval of Tunnel Ridge Mine Opening

TULSA, OKLAHOMA, September 11, 2008 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that the board of directors of its managing general partner has approved the opening of a new mine for the immediate development of ARLP’s Tunnel Ridge reserves. The Tunnel Ridge reserve area encompasses approximately 9,400 acres of land located in Ohio County, West Virginia and Washington County, Pennsylvania and includes approximately 70.5 million tons of high-sulfur coal in the Pittsburgh No. 8 coal seam. ARLP will develop Tunnel Ridge as an underground longwall mining complex employing as many as 300 workers by the end of 2010.

“ARLP has secured coal sales commitments for 30 million tons over 10 years to support the opening of the Tunnel Ridge mine and is experiencing strong interest from other customers for the remaining production from this operation,” said Joseph W. Craft III, President and Chief Executive Officer. “The decision to open the Tunnel Ridge mine enhances ARLP’s position in the strategically important Northern Appalachia region and compliments our continued growth in the Illinois Basin region.”

ARLP currently expects to begin longwall mining operations at Tunnel Ridge during the second half of 2010 and anticipates total coal sales from the mine that year in a range of approximately 1.5 to 3.0 million tons. Coal sales from Tunnel Ridge are expected to increase to a range of approximately 5.0 to 5.5 million tons in 2011 and 5.5 to 6.0 million tons in 2012. Total capital expenditures to develop the Tunnel Ridge mining complex are currently estimated in the range of approximately $265.0 to $285.0 million, excluding capitalized development and interest costs, over the 2008-2010 time frame. ARLP is increasing its estimated 2008 capital expenditures to a range of $220.0 to $240.0 million to include newly authorized capital for the development of its Tunnel Ridge mine.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fourth largest coal producer in the eastern United States with operations in all major eastern coalfields. ARLP currently operates eight underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia and a coal loading terminal on the Ohio River at Mt. Vernon, Indiana. ARLP is also constructing the

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River View mining complex in Kentucky and the Tunnel Ridge mining complex in West Virginia and Pennsylvania.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at 918-295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches to existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk associated with major mine-related accidents, such as mine fires or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; coal market’s share of electricity generation; prices of fuel that compete with or impact coal usage, such as oil or natural gas; legislation, regulatory and court decisions and interpretations thereof, including but not limited to issues related to climate change; the impact from provisions of The Energy Policy Act of 2005; the impact from provisions of or changes in enforcement activities associated with the Mine Improvement and New Emergency Response Act of 2006 as well as any subsequent federal or state legislation or regulations; replacement of coal reserves; a loss or reduction of the direct or indirect benefits from certain state and federal tax credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 29, 2008 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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